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                                   EXHIBIT 99:

YADKIN VALLEY BANK AND TRUST COMPANY, ELKIN, NORTH CAROLINA (NASDAQ: YAVY) AND MAIN STREET BANKSHARES, INC., STATESVILLE, NORTH CAROLINA (OTC BULLETIN BOARD:
MSBS) AGREE TO MERGE

         Elkin and Statesville, North Carolina, January 23, 2002 - James N. Smoak, President and CEO of Yadkin Valley Bank and Trust Company and William A. Long President and CEO of Main Street BankShares, Inc. today announced that the two institutions have reached a tentative agreement whereby Yadkin Valley will acquire Main Street and its wholly owned subsidiary Piedmont Bank. After the merger Piedmont Bank will continue to operate as Piedmont Bank a division of Yadkin Valley Bank and Trust Company. Mr. Long will assume responsibilities as President and CEO of the combined institution allowing Mr. Smoak to fulfill his previously stated intention to retire from active management of Yadkin Valley. Mr. Smoak will remain a board member of the combined institution.

         Main Street shareholders will have the option to elect either 1.68 shares of Yadkin Valley or $18.50 in cash for each Main Street share, subject to an overall allocation whereby 70% of the total consideration for Main Street will be paid in shares of Yadkin Valley and 30% will be paid in cash.

         Commenting on the proposed merger Jim Smoak stated, "Piedmont Bank has been one of the most successful banks started in North Carolina in the last several years and has an operating philosophy and dedication to delivering customer service and shareholder value, which mirrors our philosophy at Yadkin Valley. I feel confident that Bill Long has the skills and ability to lead the combined institution and further build on the impressive track record established by both companies."

         Bill Long, President and CEO of Main Street, said "We are very enthusiastic about the prospects for our combined institution. I look forward to serving our combined markets, customers and shareholders. Yadkin Valley has long been known as one of the finest community banks in North Carolina and the country. I take it as a great honor and challenge that I will have the opportunity to serve our combined institutions and attempt to build on the impressive track record of the Yadkin Valley team."

         Yadkin Valley Bank and Trust Company, Elkin, North Carolina, had $369 million in assets on December 31, 2001 and operates eight offices in Ashe, Surry, Wilkes and Yadkin counties

         Piedmont Bank, a wholly owned subsidiary of Main Street BankShares, Inc. had total assets of $237 million as of December 31, 2001 and operates six offices in Iredell and Mecklenberg counties.

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         The transaction is subject to negotiation of a definitive agreement, approval of the shareholders of both Main Street and Yadkin Valley, customary Federal and State regulatory authorities and other normal conditions for transactions of this type.

         This document contains Forward-Looking Statements that are subject to risks and uncertainties. These Forward-Looking Statements include information about possible or assumed future results of our operations. When we use any of the words "believes", "expects", "anticipates" or similar expressions, we are making Forward-Looking Statements. Many possible events or factors could effect the future financial results and performance of the combined company. This could cause results or performance to differ materially form those expressed in our Forward-Looking Statements. You should consider these risks. These possible events or factors include the following: the merger may not be consummated; the banks may not be able to effectively merge the operations so as to achieve economies of scale; and our customer base may not remain loyal as a result of the merger.